Exhibit 10.6

FIRST TRADE UNION BANK

AMENDED AND RESTATED SUPPLEMENTAL

EXECUTIVE RETIREMENT BENEFIT AGREEMENT

This agreement (hereinafter the “Agreement”) is made this 27th of May, 1999, by and between First Trade Union Bank, a corporation organized under the laws of the Commonwealth of Massachusetts (the “Bank”) and [Name] (hereinafter referred to as the “Participant”) and

WITNESSETH THAT:

WHEREAS, the Bank has heretofore entered into and established a Supplemental Executive Retirement Plan (“SERP”) for the benefit of the Participant effective as of January 1, 1995 (the “Prior Agreement”) which the Bank intended would be exempt from Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) pursuant to ERISA Sections 201(2), 301(a)(3) and 401(a)(1), respectively;

WHEREAS, in anticipation of its obligations under the Prior Agreement the Bank has paid premiums on an insurance policy owned by the Participant pursuant to and in accordance with an Executive Shared Control Insurance Agreement, which Agreement, contemporaneously herewith, is to be amended and restated in its entirety as attached (the “ESCIA”); and

WHEREAS, questions have arisen as to the proper interpretation of the SERP and the ESCIA (each as in effect prior to restatement), which the Bank and the Participant desire to resolve by this amendment and restatement and the separate amendment and restatement of the ESCIA;

NOW THEREFORE, the Bank and the Participant hereby amend, restate and continue the Prior Agreement on and subject to the terms and conditions hereinafter set forth:

ARTICLE I

Definitions

Section 1.1	Board

“Board” means the Board of Directors of the Bank.

Section 1.2	Bank

“Bank” means the First Trade Union Bank, a corporation organized under the laws of the Commonwealth of Massachusetts, or any successor corporation or other entity resulting from a merger or consolidation into or with the Bank or a transfer or sale of substantially all of the assets of Bank.

Section 1.3	Cause

“Cause” means only one or more of the acts or omissions described in (i) through (iv) below, as determined by the Board in good faith:

(i) the Participant’s continued failure to materially perform, other than on account of disability, his duties and responsibilities as an officer and executive of the Bank;

(ii) the Participant’s breach of fiduciary duty, i.e., an act of dishonesty, misappropriation, embezzlement, intentional fraud, direct or indirect self-dealing or similar conduct with respect to the Bank’s business, it being expressly understood that the mere breach of the Participant’s duty of care to the Bank which does not constitute any of the acts specified above in this paragraph (ii) shall not constitute Cause under this paragraph (ii);

(iii) the Participant’s conviction by a court of competent jurisdiction of, or the entry of a plea of guilty or no contest to, any felony or other crime involving moral turpitude; and

(iv) the Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement;

provided, however, that no act or omission shall constitute “Cause” under item (i) above until the Board has provided the Participant with a detailed written notice of their conclusion that such an act or omission has occurred and then only if the Participant has failed to correct such act or omission within a reasonable period of time. The parties acknowledge that item (iv) above has been included in compliance with applicable regulations of the federal Office of Thrift Supervision and shall be interpreted consistent with such regulations. To the extent consistent with such regulations, however, in determining whether “incompetence” under item (iv) above exists acts or omissions of the Participant shall be measured against the standards for professional conduct generally prevailing for executive officers having comparable positions in the savings institution industry.

Section 1.4	Change of Control

“Change of Control” means the happening of any of the following:

(i) the acquisition by any individual, entity or group (within the means of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five (25) percent or more of the then outstanding shares of common stock of the Bank; provided, however, that any acquisition by any one or more of the following (each, an “Approved Purchaser”) shall be disregarded in determining whether a Change in Control has occurred: (A) the Bank or any of its affiliates, or any employee benefit plan (or related trust) sponsored or maintained by the Bank or any of its affiliates, (B) any entity or corporation at least seventy-five (75) percent of the beneficial ownership interests in which are owned by entities who were the beneficial owners of the common stock of the Bank immediately prior to such acquisition, (C) any Taft-Hartley benefit fund, or (D) any entity or group (so defined) in which or of which the Participant is to any extent a beneficial owner or member; or

(ii) The approval by the shareholders of the Bank of a reorganization, merger or consolidation (a “Business Combination”), or a sale of all or substantially all of the Bank’s assets, unless at least seventy-five (75) percent of the beneficial interests in the surviving entity or purchaser are owned, directly or indirectly, by Approved Purchasers or individuals or entities who were beneficial owners, directly or indirectly, of the common stock of the Bank immediately prior to such Business Combination or sale; or

(iii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Bank’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than the Board; or

(iv) approval by the shareholders of the Bank of a complete liquidation or dissolution of the Bank.

Section 1.5	Compensation

“Compensation,” with respect to any calendar year, means the amount of the base salary paid the Participant by the Bank in respect of such calendar year.

Section 1.6	Disabled

“Disabled” or “Disability” means, in the sole judgment of the Board (but subject to the balance of this definition), a Participant suffers from a condition caused by an injury or sickness that prevents the Participant from doing each of the main duties of any job for which the Participant is qualified by training, education, or experience. Qualification for long-term disability payments pursuant to the Bank’s disability insurance plan, if any, shall conclusively establish the Participant as Disabled and having suffered a Disability for purposes of this Agreement, however.

Section 1.7	Final Average Three Years’ Compensation

“Final Average Three Years’ Compensation” means the average of the Compensation of the Participant for the three calendar years preceding his or her Normal Retirement Date or, if earlier, his or her termination of employment for any reason.

Section 1.8	Good Reason

“Good Reason” means any of the following:

(i) any material reduction in the Participant’s responsibilities or authority, or compensation or benefits, with or from the Bank, and

(ii) any relocation of the site where the Participant is expected to perform his or her duties to a site more than fifty (50) miles from the site at which the Participant was employed prior to such relocation, provided that no act or omission of the Bank shall give rise to “Good Reason” until the Participant has provided the Board with a detailed written notice of his conclusion that such an act or omission has occurred and then only if the Bank has failed to correct such act or omission within a reasonable period of time.

Section 1.9	Normal Retirement Date

“Normal Retirement Date” means the date the Participant attains age 65.

Section 1.10	Participant

“Participant” means [Name].

Section 1.11	Plan Administrator

“Plan Administrator” means the Board or such other officer or person as the Board may designate to carry out the duties assigned the Plan Administrator under this Agreement.

Section 1.12	Policy Retirement Benefit

“Policy Retirement Benefit” means the monthly benefit which is the taxable equivalent of the monthly benefit, payable for a period of 180 months and commencing on the Participant’s Normal Retirement Date (or the date of computation if subsequent to his or her Normal Retirement Date), which may be provided from the Participant’s interest in the cash surrender value of the policy which is the subject of the ESCIA (or his or her beneficiaries’ interest in the death benefit of such policy, in the event the Policy Retirement Benefit is being computed in connection with the Participant’s death), making maximum use of policy loans and other tax-free withdrawals and applying the interest crediting rate, loan interest rates, maximum marginal rates of tax and all other relevant factors as of the date of computation. For this purpose, “taxable equivalent” means that to the extent a monthly benefit from the Participant’s (or his or her beneficiaries’) interest in the policy may be provided through the use of policy loans or other tax-free withdrawals, the Policy Retirement Benefit is the greater, fully taxable, monthly benefit which, after payment of taxes at the maximum marginal rates of tax, would equal the monthly benefit payable on a tax-free basis from the policy. In determining the Policy Retirement Benefit, no premiums or other charges for insurance shall be assumed to affect the Participant’s interest in the policy.

Section 1.13	Targeted Retirement Benefit

“Targeted Retirement Benefit” means a monthly benefit payable for a period of 180 months commencing on the Participant’s Normal Retirement Date (or the date of computation if subsequent to his or her Normal Retirement Date) equal to one twelfth of thirty percent (30%) of the Participant’s Final Average Three Year’s Compensation.

Section 1.14	Year of Service

“Year of Service” means the twelve consecutive-month period beginning on the Participant’s most recent date of hire with the Bank, and each subsequent twelve consecutive month period thereafter, provided that during all of any such period the Participant has remained an employee of the Bank.

ARTICLE II

Benefits

Section 2.1	In General

If the Participant’s employment

(i)	(A) terminates on account of death or Disability,

(B) is terminated by the Participant following a Change of Control for Good Reason, or

(C) is terminated by the Bank without Cause, and

(ii)	the Participant has five (5) or more Years of Service at such termination, then the Bank shall release its interest in the policy which is the subject of the ESCIA, and the Participant’s interest therein shall be increased by a like amount, to the extent, if any, necessary so that the Policy Retirement Benefit determined at termination of employment equals the Targeted Retirement Benefit.

The Bank shall not have any further liability to the Participant (beyond the release of its entire interest) in the event the release of its entire interest to the Participant would still not provide the Participant with a Policy Retirement Benefit equal to the Retirement Benefit. The Participant shall not have any liability to the Bank in the event the Policy Retirement Benefit, without any release of the Bank’s interest, exceeds the Targeted Retirement Benefit.

In all other circumstances, the Bank and the Participant shall have only their respective rights set out in the ESCIA with respect to the policy which is the subject of the ESCIA, i.e., in general the Participant will be entitled only to any cash surrender value in excess of the Bank’s accumulated premiums.

Section 2.2	Forfeiture for Termination for Cause

In the event the Participant’s employment is terminated by the Bank for Cause, all rights and privileges provided to the Participant under this Agreement shall be terminated and forfeited forthwith. Any decision by the Board in this regard shall be binding upon the Participant and his or her beneficiaries and spouse.

Section 2.3	Periodic Policy Review

Periodically while this Agreement remains in effect the Bank shall review the progress of the policy which is the subject of the ESCIA towards accumulating a sufficient interest for the benefit of the Participant to provide a Policy Retirement Benefit equal to the Targeted Retirement Benefit. If in the course of any such review, it appears that the Participant’s interest will not provide a Policy Retirement Benefit at least equal to the Targeted Retirement Benefit, such as because of increases in the Participant’s base salary, and modifications to the policy are not precluded by the Participant’s lack of insurability or other insurance underwriting constraints, the Bank shall consider in its discretion appropriate adjustments in the premiums, face amount or other terms and conditions of the policy.

Section 2.4	Liability for Taxes

Any liability for income or other taxes, including interest, penalties and additions thereto, arising out of the actions of the Bank pursuant to this Agreement shall be the exclusive responsibility of the Participant.

ARTICLE III

Administration of the Agreement

The Plan Administrator shall be responsible for the general operation and administration of the Agreement and for carrying out the provisions thereof. The Plan Administrator shall have the sole and exclusive authority and discretion to administer and interpret the Agreement in its discretion, and any interpretation or determination of the Plan Administrator made in good faith shall be final and binding on all parties interested therein.

ARTICLE IV

Term of the Agreement

This Agreement shall remain in effect in accordance with its terms until terminated by agreement of the Bank and the Participant or the complete performance (or elimination of any obligation to perform) of the parties’ respective obligations hereunder.

ARTICLE V

General Provisions

Section 5.1	Participant’s Rights Unsecured

The Participant, and his or her spouse or other beneficiary shall not have any rights in or against any specific assets of the Bank in the event of its failure to perform as agreed. If, at any time, it is determined that the Bank is insolvent, any Bank assets shall be first used to satisfy such claims of the general creditors of the Bank as a court of competent jurisdiction may direct and in no instance shall the Participant or Beneficiary receive preferential treatment. If the Bank or a person claiming to be a creditor of the Bank alleges in writing to the Board that the Bank has become insolvent, the Board shall determine independently within thirty (30) days after receipt of such notice, whether or not the Bank is insolvent. Pending such determination, the Bank shall not take any action to implement the agreements here undertaken until such time, if ever, as the Board has determined that the Bank is not insolvent (or is no longer insolvent, if the Board initially determined the Bank to be insolvent).

Section 5.2	No Guarantee of Performance

Nothing contained in this Agreement shall constitute a guaranty by the Bank, Board or any other person or entity that the assets of the Bank will be sufficient to fulfill its agreements hereunder undertaken.

Section 5.3	No Enlargement of Employee Rights

This Agreement shall not be construed to give the Participant the right to be retained in the service of the Bank or employed by the Bank for any particular length of time.

Section 5.4	Spendthrift Provisions

No interest or any right of any person or entity under this Agreement shall be subject in any manner to sale, transfer, assignment, pledge, attachment garnishment, or other alienation or encumbrance of any kind; nor shall any such interest be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against such person or entity, including claims for alimony support, separate maintenance and claims in bankruptcy proceedings.

Section 5.5	Corporate Successors

This Agreement shall not be terminated by a transfer or sale of assets of the Bank or by merger or consolidation of the Bank into or with any other corporation or other entity.

Section 5.6	Superceded Arrangements; Amendment

The terms of this Agreement were approved by the Board of Directors of the Bank on May 27, 1999, and supercede in their entirety the terms of the Prior Agreement and, to the extent they may otherwise be considered in effect or relevant, the terms of the SERP maintained by the Bank in which the Participant participated prior to the execution of the Prior Agreement. This Agreement, and the attached ESCIA, contain the entire understanding of the parties in respect of supplemental retirement benefits for service with the Bank, supersede all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Participant and a duly authorized member or representative of the Board.

Chairman of the Board